LightPath Technologies Announces Preliminary Fourth Quarter Results

Revenues Increase 75% to $2.8 Million; Achieves Fourth Consecutive Quarter of Revenue Growth; Fourth Quarter Conference Call Scheduled for September 16th at 4:00 PM ET

ORLANDO, FL -- (Marketwire - August 25, 2010) - LightPath Technologies, Inc. (NASDAQ: LPTH) (the "Company," "LightPath" or "we"), a manufacturer, distributor and integrator of patented optical components and assemblies, announced today preliminary financial results for its fourth quarter ended June 30, 2010.

The Company reported preliminary revenue of $2.8 million for the fourth quarter of fiscal 2010, an increase of 75% as compared to $1.6 million for the same period of fiscal 2009. Cash as of June 30, 2010 was $1.5 million as compared to $580,000 on June 30, 2009. Backlog scheduled to ship within the next 12 months was $2.9 million as of June 30, 2010, an increase of $671,000 as compared to backlog on June 30, 2009.

"The fourth quarter of fiscal 2010 represents the fourth consecutive quarter of improving revenues for our Company," said Jim Gaynor, President and CEO of LightPath. "Despite an uncertain economy, we continued to maintain strong quote activity during the quarter, with the number of quotes provided in the fourth quarter of fiscal 2010 increasing 3% as compared to the immediately preceding quarter. Our expertise in optical design engineering has enabled us to serve a diversified customer base, leading to new and repeat business."

Gaynor continued, "LightPath is continuing its transition from a low volume niche market supplier to a high volume manufacturer of optical components. With our low cost structure and recent release of several families of new lenses, we are positioned to enter larger, global markets not previously available to us. In the short term, we remain cautiously optimistic. We may experience a slight softening as we transition to new markets, qualify our products with new customers, and encounter the normal seasonal slowdown with our existing customers. Over the long term, we anticipate strong top and bottom-line growth and the continued enhancement of shareholder value."

LightPath will host a conference call to discuss the Company's financial and operational results for the fourth quarter of fiscal 2010. Details of the call are as follows:

       Date: Thursday, September 16, 2010
       Time: 4:00 p.m. (EDT)
       Dial-in Number: 1-877-407-8033
       International Dial-in Number: 1-201-689-8033
       Webcast available at Precision IR: www.precisionir.com

Participants are recommended to dial-in approximately 5 to 10 minutes prior to the start of the call. A replay of the call will be available approximately three hours after completion through September 23, 2010. To listen to the replay, dial 1-877-660-6853 (within the U.S.) and 1-201-612-7415 (international calls), and enter account # 286 and conference ID # 355799.

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. The Company's products are used in various markets, including industrial, medical, defense, test & measurement and telecommunications. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. For more information, visit www.lightpath.com.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, the Company does not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

GRADIUM® is a registered trademark of LightPath Technologies.

Contact:
Dorothy Cipolla
CFO
LightPath Technologies, Inc.
Tel: 407-382-4003 x305
Email: dcipolla@lightpath.com
Web: www.lightpath.com